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                                                                    NEWS RELEASE
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             CPS ANNOUNCES NEW $120 MILLION RESIDUAL CREDIT FACILITY


IRVINE, California, July 16, 2007 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) today announced that it has closed a new $120 million residual credit facility with Citigroup Financial Products, Inc. The facility, which consists of a $60 million one-year revolving facility and a $60 million two-year term note, is secured by eligible residual interests in previously securitized pools of automobile receivables. The Company borrowed $60 million under the term note on July 13, 2007 and used a portion of the proceeds to repay in full its existing residual credit facility and senior secured debt.

CPS is a quarterly issuer in the securitization market and currently services a total managed portfolio of over $1.9 billion across 19 pools.

"As we continue the growth we have achieved over the last few years, this facility will be an important part of our future financing and funding strategy," said Charles E. Bradley, Jr., President and Chief Executive Officer.


ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800